Exhibit 99.2

Unaudited Condensed Combined Pro Forma Financial Information

(Dollar amounts in thousands)

On September 14, 2007, a newly formed subsidiary of the Company acquired 100% of the business of Mobile Process Technology, Co., an Arkansas corporation based in Memphis, Tennessee, through the means of a merger agreement, and upon completion of the merger and acquisition, the business was renamed Basin Water-MPT, Inc. (MPT). MPT is a provider of technology and services to the water treatment and industrial process markets. This acquisition provides additional capabilities including expanded technological solutions, geographic presence and expanded customer base. The new company also provides the ability to service and treat smaller capacity water systems than the Company’s current product offering.

The aggregate purchase price was approximately $12,500, consisting of approximately $6,900 of cash, 462,746 shares of Company common stock with a fair value of approximately $5,300, and the assumption of approximately $300 of long-term debt. The fair value of the common stock issued was determined based on the average closing market price of the Company’s common stock over the period beginning five business days before and ending five business days after the terms of the acquisition were agreed upon and announced.

The following table presents the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. A valuation of MPT’s property and intangible assets is in the process of being developed; accordingly, the allocation of the purchase price is subject to refinement.

Current assets	$2,766
Property, plant and equipment	2,150
Intangible assets	4,300
Goodwill	6,333
Other assets	121

Total assets acquired	15,670

Current liabilities	(3,019)
Long-term debt	(265)
Other liabilities	(179)

Total liabilities assumed	(3,463)

Net assets acquired	$12,207

The net assets acquired in the table above represent cash consideration of $6,192 (net of cash acquired), $749 of cash acquired included in current assets above and common stock consideration of $5,266. The purchase price was allocated to net tangible and intangible assets acquired based on their estimated fair values, with approximately $4,300 allocated to intangible assets with a weighted-average useful life of approximately 11 years. Such intangible assets consist of a covenant not to compete in the amount of $300 (three year useful life), trade name in the amount of $200 (two year useful life), service agreements and contracts in the amount of $1,350 (six year useful life), customer relationships in the amount of $600 (15 year useful life) and patents in the amount of $1,850 (17 year useful life). The excess of the net purchase price over the estimated fair value of assets acquired was approximately $6,300, which was recorded as non-tax deductible goodwill.

Approximately $1,250 of the cash portion of the purchase price has been placed into an escrow account as a reserve for unidentified liabilities of the acquired business.

The unaudited pro forma condensed balance sheet and combined statement of operations presented below reflect the Company’s financial position as of December 31, 2006. The unaudited pro forma combined statement of operations reflects results of operations of the Company and MPT for the year ended December 31, 2006 as if the acquisition had occurred at January 1, 2006. These unaudited pro forma financial statements were prepared for illustrative purposes only and are based upon assumptions that management believes are reasonable. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of the results that would have been achieved had the transaction been consummated as of the date indicated or had the entities been a single entity during that period. The unaudited pro forma statements of operations are not necessarily indicative of the results that may be achieved in the future. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of Basin Water included in our Form 10-K for the year ended December 31, 2006.

BASIN WATER, INC.

CONDENSED COMBINED PRO FORMA BALANCE SHEET

December 31, 2006

(Unaudited)

(In thousands, except per share amounts)

	Basin Water Inc. Historical	Mobile Process Technology Co. Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$54,567	$205	$(6,939	)a	$47,833
Accounts receivable, net	2,416	400			2,816
Unbilled receivables, net	9,123	—			9,123
Inventory	714	451			1,165
Prepaid expenses and other	634	1,307	(958	)b	983

Total current assets	67,454	2,363	(7,897)		61,920

Property and equipment
Property and equipment	13,621	5,537	(3,387	)c	15,771
Less: accumulated depreciation	1,394	4,204	(4,076	)c	1,522

Property and equipment, net	12,227	1,333	689		14,249

Other assets
Goodwill	—	—	6,333	d	6,333
Long-term unbilled receivables	7,466	—			7,466
Intangible assets	420	191	3,792	e	4,403
Other assets	2,485	219	(180	)f	2,524

Total other assets	10,371	410	9,945		20,726

Total assets	$90,052	$4,106	$2,737		$96,895

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,562	$175	$—		$1,737
Current portion of notes payable and other	2,316	301			2,617
Current portion of contract loss reserve	1,321				1,321
Accrued expenses and other	2,291	228	275	g	2,794

Total current liabilities	7,490	704	275		8,469

Contract loss reserve, net of current portion	2,404	—			2,404
Other long-term liabilities	421	898	(301	)h	1,018

Stockholders’ equity
Common stock	20	108	(107	)i	21
Additional paid-in capital	95,002	2	5,264	i	100,268
Treasury stock	—	(142)	142	i	—
Retained earnings (accumulated deficiency)	(15,285)	2,536	(2,536	)i	(15,285)

Total stockholders’ equity	79,737	2,504	2,763		85,004

Total liabilities and stockholders’ equity	$90,052	$4,106	$2,737		$96,895

BASIN WATER, INC.

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

December 31, 2006

(Dollar amounts in thousands)

The unaudited condensed combined pro forma balance sheet gives effect to the following pro forma adjustments:

a This adjustment reflects the cash paid to the former owners of Mobile Process Technology Co. (MPT) and the recognition of estimated transaction costs paid of $679.

b This adjustment reflects investments of $1,285 retained by the former owners of MPT, offset in part by $327 representing the amount of estimated purchase price refundable to the company as a result of a working capital adjustment.

c These adjustments reflect the revision to MPT’s property and equipment based on the estimated fair value of such property and equipment of $2,150, less estimated accumulated depreciation of $128 for the year.

d This adjustment reflects the excess of the purchase price over the estimated fair values of the identified tangible and intangible assets and liabilities of $6,333, which has been recorded as goodwill.

e This adjustment reflects the increase in aggregate estimated value of the identified intangible assets of $4,109, less estimated accumulated amortization of $317 for calendar year 2006.

f This adjustment reflects the reversal of long-term deferred income tax assets.

g This adjustment reflects the accrual of $266 of additional estimated transaction costs.

h This adjustment reflects the repayment of $265 of long-term bank debt, as well as the reversal of $35 of long-term deferred income tax liabilities.

i These adjustments reflect the elimination of MPT’s equity accounts.

BASIN WATER, INC.

CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

Year Ended December 31, 2006

(Unaudited)

(In thousands, except per share amounts)

	Basin Water Inc. Historical	Mobile Process Technology Co. Historical	Pro Forma Adjustments		Pro Forma Combined
Revenues:
System sales	$13,861	$—	$—		$13,861
Contract revenues	3,253	5,038			8,291

Total revenues	17,114	5,038	—		22,152

Cost of revenues:
Cost of system sales	12,161				12,161
Cost of contract revenues	7,522	2,567	80	a	10,169
Depreciation expense	423	231	128	b	782

Total cost of revenues	20,106	2,798	208		23,112

Gross profit (loss)	(2,992)	2,240	(208)		(960)

Research and development expense	634	260			894
Selling, general and administrative expense	6,827	2,146	540	c	9,513

Loss from operations	(10,453)	(166)	(748)		(11,367)

Other income (expense):
Interest expense	(2,781)	(36)	47	d	(2,770)
Interest income and other	2,067	97	(304	)e	1,860

Total other income (expense)	(714)	61	(257)		(910)

Loss before taxes	(11,167)	(105)	(1,005)		(12,277)
Income tax benefit (provision)	—	(89)	89	f	—

Net loss	$(11,167)	$(194)	$(916)		$(12,277)

Net loss per share:
Basic	$(0.70)		$(0.04)		$(0.74)
Diluted	$(0.70)		$(0.04)		$(0.74)

Weighted average common shares outstanding:
Basic	16,048		463	g	16,511
Diluted	16,048		463	g	16,511

BASIN WATER, INC.

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

For the Year Ended December 31, 2006

(Dollar amounts in thousands)

The unaudited condensed combined pro forma statement of operations gives effect to the following pro forma adjustments:

a This adjustment reflects the amount of annual rental expense payable by MPT under a new building lease with the former owners of MPT.

b This adjustment reflects the increase in estimated annual depreciation expense due to the increase in fair value and revised estimated remaining lives of MPT property and equipment.

c This adjustment reflects the increase in estimated annual amortization expense arising from the increase in fair value and revised estimated remaining lives of MPT intangible assets.

d This adjustment reflects the decrease in interest expense attributable to the repayment of MPT long-term debt.

e This adjustment reflects the reduction in interest income related to the cash used to acquire MPT. The calculation is based on a weighted average annual return on investments of 5.0%.

f This adjustment reflects the reversal of income tax expense recorded by MPT, since the Company expects to incur no income tax liability for the foreseeable future.